Exhibit (a)(1)(L)

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WEBMD HEALTH CORP. ANNOUNCES FINAL

RESULTS OF ITS TENDER OFFER

NEW YORK, NY (December 21, 2016) — WebMD Health Corp. (Nasdaq: WBMD) announced today the final results of its tender offer to purchase up to 2,000,000 shares of its Common Stock at a price of $55.00 per share, which expired at 5:00 p.m., New York City time, on December 15, 2016.

WebMD has accepted for purchase 2,000,000 shares of its Common Stock, including all “odd lots” validly tendered, at a purchase price of $55.00 per share, for an aggregate purchase price of $110 million. Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, approximately 14.9 million shares of WebMD Common Stock were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met. WebMD has been informed by the Depositary that, after giving effect to the priority for an aggregate amount of approximately 915,000 “odd lot” shares, the final proration factor for the remaining tendered shares is approximately 7.74%.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Immediately following the purchase of the tendered shares, WebMD expects to have approximately 37.6 million shares of common stock outstanding (including approximately 900,000 unvested shares of restricted stock) and to have approximately $980 million in cash and investments.

The Information Agent for the tender offer is Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.